Exhibit 99.1

Ramtron Reports Fourth-Quarter and Full-Year 2010 Financial Results

COLORADO SPRINGS, Colo.--(BUSINESS WIRE)--February 22, 2011--U.S. semiconductor maker Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today reported total revenue of $16.1 million for the fourth quarter of 2010, compared with total revenue of $14.4 million for the same quarter last year. Net income for the fourth quarter of 2010 was $471,000, or $0.02 per share, compared with net income of $755,000, or $0.03 per share, for the fourth quarter of 2009. Fourth-quarter 2010 results included a non-cash stock-based compensation expense of $420,000, and an income tax provision of $230,000.

Fourth-Quarter Revenue and Product Highlights:

  Product revenue was $15.9 million for the fourth quarter of 2010, compared with $13.3 million reported for the same quarter last year.
  Product gross margin for the quarter was 52%, compared with 48% last year.
  Ramtron announced the availability of the MaxArias Wireless Memory kit for evaluating third-generation, data-rich automatic identification applications.
  Ramtron introduced two new 128-kilobit (Kb) high-performance nonvolatile V-Family serial F-RAM memories that meet stringent AEC-Q100 Grade 3 automotive qualification standards.

For full-year 2010, Ramtron reported total revenue of $70.2 million, compared with total revenue of $47.5 million for full-year 2009. Full-year 2010 net income was $1.6 million, or $0.06 per share, compared with net loss of $5.8 million, or $0.22 per share, for full-year 2009. Full-year 2010 results included non-cash, stock-based compensation expense of $1.7 million and income tax provision of $931,000. Full-year 2009 results included restructuring and impairment charges totaling $6.2 million.

“Strong demand during the fourth quarter combined with a delay in bringing up low-density replacement products at our new foundry exacerbated the supply constraints that materialized in the third quarter,” said Ramtron CEO, Eric Balzer. “As a result, our revenue declined from the third quarter. To ease these supply constraints, we have increased the number of products that we are manufacturing at our established foundry. These products are now shipping in modest volume as we work with our established foundry to increase wafer production to meet demand.”

We anticipate that our wafer capacity will catch up with demand beginning in the second half of the year,” Balzer continued. “For 2011, our production plans and revenue targets are based only on the capabilities of our established foundry as we continue to work to bring up our newest manufacturing line.”

Business Outlook

The following statements are based on Ramtron’s current expectations of results for the first half and full-year 2011. These statements are forward looking, and actual results may differ materially from those set forth in these statements. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

For the first six months of 2011, management currently anticipates:

  Total revenue of approximately $25 million with a gross product margin of 50%
  Non-recurring expense of $582,000 to be recorded during 1Q2011 in connection with the resignations of Ramtron’s prior CEO and COO
  GAAP net loss of approximately $0.05 per share for the first six months of 2011

“The first quarter of 2011 will be very challenging in light of the supply constraints we are facing. Throughout 2011, we anticipate a sequential improvement in our product supply and product revenue on a quarterly basis. As we increase our production levels over the next two quarters, we anticipate significantly higher revenue during the second half of the year,” Balzer said.

For full-year 2011, management currently anticipates:

  Total revenue between $65 and $70 million with a gross product margin of 51%
  Total operating expenses of 41% of total revenue. By expense line item, sales and marketing to be 13% of total revenue, research and development to be 20% of total revenue, and general and administrative to be 8% of total revenue
  Full-year operating expense percentages reflect the impact of an $8.5 million reduction in planned spending across the entire organization
  GAAP net income of approximately $0.10 per share for the full-year 2011

“We regret the strain that our wafer supply issues have placed on our customers. We acknowledge our near-term challenges and are implementing a comprehensive plan to overcome them. Further, we firmly believe that our US-based foundry strategy and the associated cost advantages and product development flexibility establishes the best foundation for Ramtron’s future growth,” Balzer concluded.

Conference Call

Management will conduct a conference call to discuss fourth quarter results today at 5:00 PM Eastern Time/4:00 PM Central Time. The call will be webcast with an accompanying slide presentation, which can be accessed via a link on the Ramtron website home page. To access the webcast, investors should go to the home page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can access the teleconference webcast, assuming that your computer system is configured properly. A webcast replay will be available for one year, and a telephonic replay will be available from 8:00 PM Eastern time/7:00 PM Central time on February 22 until 11:59 PM Eastern time/10:59PM Central time on March 1. To listen to the replay, please dial 617-801-6888, conference ID #15005726.

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory and integrated semiconductor solutions used in a wide range of product applications and markets.

Cautionary Statements

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “should,” and “potential,” among others. These statements include statements about Ramtron’s expected revenue, gross margin, operating expenses, and net income for 2011. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron’s products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron’s ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners’ timely ability to successfully manufacture products for Ramtron; our foundry partners’ ability to supply increased orders for F-RAM products in a timely manner using Ramtron’s proprietary technology; any disruptions of Ramtron’s foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; defects in products that could result in product liability claims; and the risk factors listed from time to time in Ramtron’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports filed during 2010. SEC-filed documents are available at no charge at the SEC’s website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

The financial information in this press release and the attached financial statements have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

RAMTRON INTERNATIONAL CORPORATION
FOURTH-QUARTER AND FULL-YEAR 2010 AND 2009 FINANCIAL HIGHLIGHTS
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per-share amounts) (unaudited)

	Three Months Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2009	2010	2009
Revenue:
Product sales	$15,930	$13,272	$69,399	$45,182
License and development fees	179	179	717	717
Royalties	21	101	88	672
Customer-sponsored research and development	--	--	--	100
Other revenue	--	846	--	846
	16,130	14,398	70,204	47,517
Costs and expenses:
Cost of product sales	7,709	6,931	33,896	23,277
Research and development	4,261	3,252	16,965	11,207
Customer-sponsored research and development	--	--	--	113
Sales and Marketing	2,389	2,025	9,159	7,458
General and administrative	862	1,337	6,475	5,518
Restructuring	--	17	--	844
Impairment	--	--	--	5,372
	15,221	13,562	66,495	53,789

Operating income (loss)	909	836	3,709	(6,272)

Interest expense	(232)	(126)	(810)	(384)
Other income (expense), net	24	(29)	(383)	208

Income (loss) before income tax benefit (provision)	701	681	2,516	(6,448)
Income tax benefit (provision)	(230)	74	(931)	621
Net income (loss)	$471	$755	$1,585	$(5,827)

Net income (loss) per common share:
Basic	$0.02	$0.03	$0.06	$(0.22)
Diluted	$0.02	$0.03	$0.06	$(0.22)
Weighted average common shares outstanding:
Basic	27,189	26,861	27,077	26,845
Diluted	28,830	27,086	28,157	26,845

RAMTRON INTERNATIONAL CORPORATION
YEAR-END 2010 AND 2009 FINANCIAL HIGHLIGHTS
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands) (unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$9,945	$7,541
Accounts receivable, net	9,910	7,979
Inventories	5,412	6,838
Deferred income taxes, net	368	294
Other current assets	2,332	1,360

Total current assets	27,967	24,012

Property, plant and equipment, net	21,170	15,341
Intangible assets, net	2,746	2,800
Long-term deferred income taxes, net	4,551	5,499
Other assets	398	263

Total assets	$56,832	$47,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,995	$5,275
Accrued liabilities	1,843	1,549
Deferred revenue	564	645
Current portion of long-term debt	3,284	1,341

Total current liabilities	11,686	8,810

Other long term liabilities	218	210
Long-term deferred revenue	6	564
Long-term debt	8,924	5,873

Total liabilities	20,834	15,457

Stockholders’ equity	35,998	32,458

Total liabilities and stockholders’ equity	$56,832	$47,915

CONTACT:
Ramtron International Corporation
Lee Brown, 719-481-7213
lee.brown@ramtron.com